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Conference Call Transcript

Microchip's Announcement of Acquisition of Standard Microsystems Corp.

Event Date/Time: May 02, 2012 / 01:30 PM GMT

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
MCHP - Microchip Technology Incorporated to Discuss Definitive Agreement to Acquire Standard Microsystems Corporation - Conference Call
EVENT DATE/TIME: MAY 02, 2012 / 01:30PM GMT
OVERVIEW:
MCHP signed a definitive agreement to acquire Standard Microsystems Corporation (SMSC) with a transaction value of about $939m.

CORPORATE PARTICIPANTS
Steve Sanghi Microchip Technology Inc. - President, CEO and Chairman of the Board
Ganesh Moorthy Microchip Technology Inc. - EVP and COO
Eric Bjornholt Microchip Technology Inc. - VP and CFO

CONFERENCE CALL PARTICIPANTS
Craig Ellis Caris & Company - Analyst
Uche Orji UBS - Analyst
James Schneider Goldman Sachs - Analyst
Harsh Kumar Stephens Inc. - Analyst
Brendan Furlong Miller Tabak - Analyst
Vernon Essi Needham & Company - Analyst
Chris Danely JPMorgan - Analyst
John Pitzer Credit Suisse - Analyst
JoAnne Feeney Longbow Research - Analyst
Blayne Curtis Barclays Capital - Analyst
Doug Freedman RBC Capital Markets - Analyst
Cody Acree Williams Financial Group - Analyst
Suji De Silva ThinkEquity LLC - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the acquisition of SMSC conference call. As a reminder, today's call is being recorded. At this time, I would like to turn the conference over to Microchip's President and Chief Executive Officer, Mr. Steve Sanghi. Please go ahead, sir.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Thank you. Good morning, everyone.

Before we start today, I would like to remind you that during the course of this conference call, we will be making forward-looking statements regarding the expected timing, completion, and effects of the proposed transaction. We wish to caution you that such statements are predictions and that actual events or results may differ materially. We refer you to our press release today, announcing the signing of a definitive agreement to acquire Standard Microsystems Corporation, as well as our recent filings with the SEC that identify important risk factors that will impact the forward-looking statements made in this presentation.

So we will now start our second conference call this morning. The first one was on our earnings. This one will be focused on our announcement earlier today that Microchip has signed a definitive agreement to acquire Standard Microsystems Corporation, otherwise known as SMSC. There is a presentation that has been posted to the Web and it's also available on the webcast. So, make sure you access that presentation as I go through this.

We are delighted to have SMSC join the Microchip family, and excited by the possibilities ahead as a result of this acquisition. We would like to provide you with an overview about SMSC, why we decided to acquire them, and some details about the transaction.

So let's move to the third slide in the deck, which is titled SMSC Overview. SMSC is a leader in providing smart mixed-signal connectivity solutions for the embedded applications. In the automotive market, they are the leading provider of networking solutions for infotainment applications with their MOST networking solutions -- MOST, in this context, stands for Media Oriented Systems Transport.

Through a series of acquisitions, SMSC is riding the leading edge of the fast-growing trend of wireless audio. They have strong solutions and market presence in the embedded non-commodity USB and ethernet applications, and they have a steady business that enables ever-increasing input/output connectivity functions and computing platforms.

SMSC generated $412 million in revenue in their fiscal year '12 that ended on February 29, 2012, with non-GAAP gross margin of approximately 54.4%, and non-GAAP operating margin of 12%. They have $172.7 million of cash and investments on the balance sheet with no debt. Their manufacturing is 100% outsourced. They are headquartered in Hauppauge, New York, and have significant operations in Austin, Texas; Phoenix, Arizona; Irvine, California; Germany, and India, and have approximately 1,050 employees worldwide.

Let's now move to slide 4 -- Compelling Strategic Rationale. So we see a number of compelling reasons for this transaction. Among them, we have no product overlap with SMSC. Their products, therefore, significantly expand our served available market, and while we have common customers, there are also many SMSC customers that we do not currently serve and vice versa.

These new applications and customers offer many cross-selling opportunities for both product lines. SMSC has a rich portfolio of mixed-signal IP and building blocks that we believe are synergistic with our high-performance microcontrollers. SMSC also adds a strong intellectual property portfolio to Microchip, with over 300 issued patents and about 100 pending patents.

Now, Ganesh will cover the automotive and wireless audio business in some more detail in the next two slides, but suffice to say, that both are fast growing businesses. So let's move to slide 5. Ganesh?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

So I'm going to cover the two businesses. There are three other businesses that are all important to Microchip as well. It's in the interest of time, I'm just spending time on two businesses -- automotive and wireless audio.

So with respect to automotive, SMSC is the industry leader in providing a complete automotive infotainment experience. At the center of the technology is the MOST bus that Steve just described, which is the company-accepted standard for infotainment networking inside of the car. The MOST standard was first introduced in 2001, with key inputs from industry leaders such as Daimler, BMW, Audi, and Harman Becker. MOST networking is currently available in 118 production car models, with many more that are in the works.

SMSC has also created many points of connectivity to the MOST network, using industry-standard technologies such as USB for content transmission and ethernet for diagnostics. Connectivity solutions are among the faster growing segments of the automotive markets, as consumers seek to bring more content into the vehicle. SMSC leverages its vast commercial experience with USB and ethernet technologies to provide a robust communication link that exceeds stringent automotive market requirements.

To complete the infotainment experience, SMSC offers wireless audio headset technology for rear seat entertainment. The wireless technology sends uncompressed audio via a proprietary RF signal, which is designated to tolerate noisy environments while providing best-in-class power consumption.

Last but not least, SMSC also provides automotive network gateway software, middleware, and networking-related tools, all of which make their infotainment solutions proprietary and extremely difficult to dislodge with alternatives.

Moving to the next slide about wireless audio, in this area, SMSC provides a complete portfolio of wireless audio technology for many different usage models. At the forefront of the product line is SMSC's Jukeblox System on Chip, using standard wi-fi technology to create an at-home audio sharing experience with the Apple Airplay system or the DLNA, which is Digital Living Network Alliance system used by many others.

The complete software and hardware solution provides end-users the freedom to wirelessly stream music to any speaker system from any source device, whether it be a PC, a tablet, an MP3 player, or a smartphone. SMSC's CLEARNET line of products uses a proprietary RF-based technology to wirelessly stream audio for home theater and gaming capabilities, as well as for automotive applications, as you saw in my last slide. SMSC's CLEARNET products provide users with an interference-free audio link that is highly immune to other noisy RF systems.

Wireless audio has penetrated only about 5% of today's systems, and is expected to grow significantly in the coming years, as consumers migrate to the convenience provided by wireless connectivity. Steve?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So, finally, let me provide you with a transaction summary. The $37 per share acquisition price translates to a transaction value of about $939 million. However, once you account for SMSC's $173 million in cash and investments, the enterprise value is $766 million. The transaction will be funded through a combination of cash on our balance sheet and by tapping into the low interest credit line we established last year.

We expect our transition to be accretive in the first full quarter after closing on a non-GAAP basis. We expect to provide more guidance on the accretion with synergies once the transaction has closed and integration planning is completed. The transaction is subject to regulatory and shareholder approval, and we are targeting to close some time in the September quarter. Today's presentation that we just shared with you will remain available on our website after this conference call.

With that, we're now open to taking questions about the SMSC acquisition, and just reminding that, in this section of the call, we will not be taking questions on our earnings. That call happened an hour ago.

So, Operator, please now open for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Craig Ellis, Caris & Company.

Craig Ellis - Caris & Company - Analyst

Thanks, guys, and pick up where I left off. Steve, can you just clarify how the SMSC deal fits into an acquisition strategy that I think we've looked at with Microchip, where you've had tuck in deals that are part of that elbow-out strategy. You've had opportunistic deals like SSTI. Is this deal more of a SAM expansion deal? Or how do we think about SMSC in that broader acquisition context?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So -- you know, as soon as SMSC and Microchip have completely complementary product lines that, not completely, but a fair amount of complementary product lines that target common end market segments. They serve automotive; we serve automotive. They serve industrial; we serve industrial. They serve computing and consumers; so do we.

Their products, therefore, significantly expand our served available market. And while we have some common customers, there are also many SMSC customers that we currently don't serve. So we can get access to them. And there are many customers that SMSC does not serve that Microchip covers in its broad base of 70,000-plus customers. So, clearly, we can sell their products into our customers also.

So these new applications and customers offer many cross-selling opportunities for both product lines. And I talked earlier that they also have a rich portfolio of intellectual property, building blocks, as well as lots of patents that complement what Microchip has.

So, each acquisition is unique. Some are small tuck-ins; some are larger. Some are in the early phase of revenue, like Ident is, like Roving Network is; with their technologies that have good room in the market and they would grow. There are others, like SMSC, which are substantial companies -- $412 million revenue.

Within that, Ganesh talked about two segments that are growing substantially -- automotive and wireless audio, with proprietary technologies and significant market momentum. So this technology brings a lot of different things that we're looking for all into one acquisition.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

You know, SAM expansion and elbow-out are not mutually exclusive. We are expanding out into markets that are adjacent to where we're at. We see how their products can fit around many of the applications that we serve, and vice versa, how our products can fit around the applications that they're currently in.

Craig Ellis - Caris & Company - Analyst

As a follow-up to that question, given all the revenue cross-selling opportunities that you see as you talk about accretion, and I know we'll get the details on the magnitude as you get the deal closed, how much of the accretion confidence comes from revenue synergies that you would see versus cost synergies that are typically part of any deal of this size?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So the revenue synergies always take time because ours are design-in products. Theirs are design-in products. And depending upon which product we can attach -- 8, 16, 32-bit micro or analog customer takes a year to two years to go to production on many of our products. So the revenue synergies always take longer. There are always cost synergies, public company costs, Board of Directors, auditors and others, and we'll quantify more of that for you at the right time.

Craig Ellis - Caris & Company - Analyst

Thanks, guys. Good luck with the deal.

Operator

Uche Orji, UBS.

Uche Orji - UBS - Analyst

Steve, I'm not sure if you alluded to this in your previous answer about synergies, but is there any way -- will you be planning to move the manufacturing of SMSC in-house? And what will need to be done for that to happen internally and over what time frame? (inaudible) synergy. That's my first question.

And then, two, in terms of [stock] gross margin complements, do you think that -- because I'm not sure; I haven't had a chance to look in detail some of the SMSC numbers -- but how do you think the gross margin of the two businesses will play out? As this is a very substantial acquisition compared to the last ones you've done. Net-net, should we expect to see some improvement on both sides?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So, you know first, whether we plan to move their products into our facilities, fabrication facilities, the answer to that is no. SMSC products use foundry process technologies that are different from what runs in Microchip's internal factories.

We'll, of course, have the benefit of consolidating some of our purchasing volumes at some of the major foundries, where both SMSC and Microchip product may be made. But there could be some opportunity in the assembly test area. But largely, this is not about trying to move this stuff to our factories.

Regarding your gross margin question, this is one acquisition where in our two large public deals before, Telcom and SST, gross margins were very, very low. And when we first broadband, your questions were, how are you liking the small gross margin company? How would you do that? And you know now after two years of us having SST, SST is a company that had not made any profit in the prior five years, is now making profit in a similar operating range -- operating margin like Microchip is.

So that's really that good. And we're doing similar in the case of the Telcom acquisition, analog acquisition, which we did many years ago. So while we are not prepared to tell you exact numbers, but this is one acquisition where we start with a very high gross margin. In fact, the highest of any other acquisition. The standalone gross margin is in the 54%-plus range.

So it's not very far from where Microchip is. And with our discipline in sales and costs, and expenses and others, we definitely will improve that. And on their own clock, their higher margin products are the ones which are growing, both in the automotive and the wireless audio. So their mix is getting richer, so they themselves will be improving gross margin and we can help further.

Uche Orji - UBS - Analyst

That's great. Just one question on automotive. You mentioned that post this deal, your focus on automotive seems to be more and more distinct as an area of focus. You know, naturally, one would wonder whether or not you're going to do more in this area. So, is it fair at this stage to classify automotive now as a key focus area for you, given, I think, the contribution from that segment or from SMSC and elsewhere, and also from your own traditional business, it's not significantly bigger. And I don't think it's something that is, after a while, will encourage you to give us more end market breakdown in your commentary. Thank you.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Okay. I appreciate the question. I think this acquisition doesn't change Microchip's overall percentage in automotive by much at all. Because we do almost a similar amount of business in automotive roughly, as they do as a percentage of their sales. There may be a minor change, but it's really not much. So I think your overall does not change.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

Yes, I think we emphasize automotive and wireless just to pick two areas that are high-growth, but they have other large businesses as well. And automotive is not the dominant portion of the business. It's about a 20-ish-percent of the total business.

Uche Orji - UBS - Analyst

Okay. And just finally, how will this be classified in terms of your reporting when it's closed? Is it just going to get blended in our -- will there be a new classification? Because up until now, we're used to (technical difficulty), analog and memory as the key classification. I'm not sure how this changes the reporting structure.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

We haven't figured it out yet. This will take a few months to close. And so we'll have at least one other conference call in July, after our June quarter earnings, and the acquisition will not have yet closed. It's going to close after that. So we have some time to figure all that out and let you know.

Uche Orji - UBS - Analyst

All right. How efficient, Steve. Thanks.

Operator

James Schneider, Goldman Sachs.

James Schneider - Goldman Sachs - Analyst

Thanks for taking my question. Just to follow-up on the gross margin question. In the past, you've done a very good job in terms of taking acquired businesses, pruning out some of the less-margin accretive parts of the business to make it more margin palatable. Can you talk about whether there are areas of the SMSC business you would look to potentially cull out over time, in order to increase the margin profile, beyond just the organic cost reductions you mentioned?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, we're not prepared to comment anything on the individual market segments. In each market segment, they have divisions, they have employees who first time woke up this morning to a new day. And so I don't want to be giving any messages in this conference call.

We have spent a tremendous amount of time last month in trying to understand the business and getting to the point where we have a deal today. But the integration planning will begin. As I mentioned earlier, they're starting with mid-50s gross margin, which is already on the way to improving because of the two highest margin businesses are the growth businesses.

So they themselves will have some of the lower margin businesses, their mix going down. Diluting it all with Microchip makes it more different. And as we sell Microchip's high-margin microcontrollers and analogs along with their applications and those customers, that changes the mix even further. So I think there is not a tremendous amount of surgery needed here. There's always some changes but I'm not prepared to talk about any of that today.

James Schneider - Goldman Sachs - Analyst

I see, thank you. And then maybe to float the question around a little bit, the SMSC has a pretty substantial footprint in PC and consumer electronics, two areas where embedded memory, you often find the kind of embedded memory you already have internally. Can you talk about whether there's any change to your strategy in terms of maybe less rationalization on the memory side, and maybe boosting the percentage of that business to sell into those key customer sets?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

So, I think we have always run our memory businesses in a disciplined fashion. To the extent that they fit the model that we want to run our memory business in, obviously, we will sell. We'll have more opportunities. We'll see it more frequently. We'll have associated sales with the products that they sell into those markets. But there's no intent to grow memory market share at the expense of the margin discipline that we've had in memory for years and years.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So we didn't really especially latch onto the opportunity to attach more memory to the computing and wireless and all that. That was not the strategic rationale. We saw the opportunities to attach our strategic products -- microcontrollers and analog -- to these various high-end applications. There may be some memory opportunity, but as Ganesh pointed, we'll maintain our memory mindset on profitability, not on the market share.

James Schneider - Goldman Sachs - Analyst

Understood. Thanks very much.

Operator

Harsh Kumar, Stephens Inc.

Harsh Kumar - Stephens Inc. - Analyst

A couple of questions. SMSC is, in my opinion ,somewhat more seasonal than a normal company because of a high level of computing and consumer. And Steve, we always view Microchip as less seasonal than a normal company. How do you see that playing out from a seasonality angle in your business combined?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, I've spent 20 years trying to figure out what our seasonality is and I don't think we're any less seasonal. I think you see that every year. We have strong June and September quarter. We have weak December, and then March, it depends on how strong the Lunar New Year is. Every year, usually Europe is strong, and Asia and China are weak. And they have a February fiscal year-end. So we'll obviously change that to a March fiscal year-end. And look back at the numbers and look at the seasonality, and see how it is. And I don't think we're quite prepared to comment on that today.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

Seasonality is really not a factor in the way we think about these acquisitions. We're looking at long-term shareholder value, long-term growth in market, product line, SAM expansion, et cetera. Seasonality will be what it will be.

Eric Bjornholt - Microchip Technology Inc. - VP and CFO

Right. With their February year-end, their Q4 had really all the holidays of Christmas, New Year's, and the Chinese New Year. And so that probably adds to Harsh's comment there.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Yes, because you really pick up -- their Q4, which ends in February, just picks up all the holidays. Ours does not. It picks up some in December, some in March. So, overall, probably would be fine. And there are plenty of companies with tremendous seasonality where you have to look through sequential, look at year-over-year numbers, I don't think this will change that much Microchip's seasonality.

Harsh Kumar - Stephens Inc. - Analyst

Got it, got it. And Steve, I think you mentioned that you would tap into perhaps maybe a little bit of your credit facilities. Are you prepared at this point to give us some indication how much you might be borrowing?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

No, we're not.

Eric Bjornholt - Microchip Technology Inc. - VP and CFO

No, not at this time.

Harsh Kumar - Stephens Inc. - Analyst

Fair enough. Then I had another one. And I hate to beat the gross margin question to death, but I'm with you that 55%, 56% going to your target model, very easy. But just curious, what are some of the simple things that you're thinking of, in terms of what simple steps you would take to kind of move that margin number up?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

If you were my supplier, I'll ask you for a lower price. That's a first.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

We'll give you more of those details once we have done more of the integration planning. We've obviously got our own models and where they're at, but we'll get there in a few months and have more details for you.

Harsh Kumar - Stephens Inc. - Analyst

Fair enough. Thanks.

Operator

Brendan Furlong, Miller Tabak.

Brendan Furlong - Miller Tabak - Analyst

The most wireless and to some extent, the USB stuff, that SMSC has is pretty solid growth businesses, but roughly 50% or so of the business is more in commodity PC and consumer -- which doesn't really fit the previous Microchip model. So I'm just curious why you're willing to go down that route?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, you know if you look at Microchip, I mean, in Microchip, we have businesses and we do do two memory businesses, where a portion of those businesses going to markets where the margins are lower, or there are other factors, the faster product lifecycles and things like that. So, combined together, Microchip is a $2 billion company. It can have a portion of its business that's in different markets. But there is tremendous opportunity in the same customer base about getting more content with our microcontrollers and others which are very high margin.

So, the businesses that you're talking about, a portion of those businesses are very, very high margins. Even outside of the automotive in wireless, and I don't want to start giving gross margins for the individual businesses, which is not for me to comment at this point in time; the company is not ours yet. But a portion of those businesses are very, very high margins.

You know, you guys asked the same question when we bought SST. And look at where we are today. So this is what Microchip does well. And so let us take the time to rationalize it, figure it out, to have the integration planning, close the transaction, and then tell you so.

We were too quick to do that in the case of SST and we're sort of learning from it. We took -- it caused a tremendous problem with the standalone company during the three months or so it takes to buy it, because they have customers, they have employees; we're engaged in those businesses, doing the work. And it creates a tremendous anxiety on the part of everybody, which is not healthy.

Brendan Furlong - Miller Tabak - Analyst

Okay, I guess my follow-up question on the MOST car networking thing, there is some opportunity there, obviously, to come in on the peripheral side of that network. Where do you see your biggest opportunity there for your MC users or analog or what have you? Thanks.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

So, I think on that bus today, they already have done work to add USB, ethernet, and wireless to it. In those same applications, there are microcontrollers that are used for subsets, whether for controlling certain sub-elements of those systems, that are analog functions that are required. By being involved, MOST is one of the higher-level architectural decisions that the automotive OEMs are making. And by having an early insight into Windows architectural decisions are being made, we obviously will sweep in the rest of our product line that can also be positioned around that architectural choice of MOST.

Brendan Furlong - Miller Tabak - Analyst

Okay, thank you.

Operator

Vernon Essi, Needham & Company.

Vernon Essi - Needham & Company - Analyst

Thank you for taking my questions here. I apologize if you had already mentioned some or had some prepared comments about this, but I'm just wondering about the valuation of this transaction, and what sort of rationale you were using behind-the-scenes? Any light on that would be appreciated.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I don't understand the question.

Vernon Essi - Needham & Company - Analyst

Well, the price you paid for SMSC, I'm just wondering what the thought process was behind that.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, what's your question? Is the price too low? Too high? What? That's the price.

Vernon Essi - Needham & Company - Analyst

(laughter). Well, I think a lot of people are trying to figure that out. But I guess what sort of valuation metrics were you looking at to make that decision?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, you know, we're experienced in doing this. We look at a range of metrics. We talked to the company and we did the due diligence. We looked at the financials, products, strengths, gross margins, profits, all that stuff. We look at the people, operating expenses, everything else. And in your model, when you figure out whether it's too high or too low, let me know.

Vernon Essi - Needham & Company - Analyst

(laughter) Maybe I will. And then, was this also a competitive bidding process?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

That is for SMSC to comment on.

Vernon Essi - Needham & Company - Analyst

Okay. Let's just move on to the automotive side. Obviously, it's the crown jewel in SMSC's crown or in their crown, if you will. And I think there's a lot of opportunity for you guys to do the bolt-on to silicon expansion. Did you -- I assume you did a lot of diligence on the MOST technology. I mean the market is competitive. Is this sort of, to speak, I guess your belief that the MOST and the 150, and I guess its successor, are going to be the market leaders going forward. You don't see the competitive situation really, as I guess steep as they like to claim.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

Well, we know they have a leading position. We know where they are. Automotive business is usually won several years in advance of when things go into production. And we have a pretty good idea of the design pipeline that they have. And certainly, we're confident that MOST will be a continuing dominant standard in automotive infotainment.

I want to correct one other thing, which is, I don't want to downplay the other businesses -- USB, ethernet, computing -- they're all important parts of what we were interested in. Automotive is not the only part that we were interested in.

Vernon Essi - Needham & Company - Analyst

No, I appreciate that. I mean, SMSC has a lot of great intellectual property and what not. And that's actually my next big question. The IP building blocks, you're going to get a lot of different technologies there. Are there any verticals that you feel SMSC was not able to penetrate that you can specifically help them? I'm sure there are. Are there any one highlight where you see some technology that you can help expand your market share using those IP blocks?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, you know, when you do diligence, you're usually involved at a fairly high level with a certain number of people that you're talking to. Otherwise, the deal gets out and then it becomes very hard to do. So you don't have broad access to all the strategic marketing and everything else -- which we will have it now. So we'll be more prepared to really have that discussion with you maybe at a later time.

But rather than trying to get them into another vertical market, where we can get their products into is the more horizontal stuff that Microchip does. Because we have always found that we can take the vertical products of SST, vertical products of Telcom, which are all in the cell phone. And we're always successful in, over the years, moving these things to many of our 70,000 customers.

The Street was very locked on that touch is basically in cell phones and PCs or tablets or pads, and it's not correct. The majority of all Microchip's touch business is very substantial, is all in industrial and automotive, and other kind of devices -- remote controls, TVs, buttons and others, and it's not in the cell phone area. So this is our strength. And I think we can take them all into horizontal probably as a first step. And if there is another vertical we can find, well, we'll find that too.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

If I can add some more color, I think several of their product lines are really specialized microcontrollers. They are microcontrollers in every sense of the word but they're targeted at markets. Those are some of the ones we look at saying, where else can we apply them with our view of the broader set of markets we play in?

But as importantly, on the building block front, we build 32-bit microcontrollers which have IP building blocks that are going to be needed. Many of those building blocks exist with SMSC, and in some cases, possibly vice versa. So we will find some synergies where, in the building block front, we can have common building blocks that both sets of engineering teams can be sharing from.

Vernon Essi - Needham & Company - Analyst

Okay. It makes perfect sense to me. Congratulations. Good luck with it.

Operator

(Operator Instructions). Chris Danely, JPMorgan.

Chris Danely - JPMorgan - Analyst

Actually, Steve, so just a quick clarification. So you guys are not changing your long-term margin model either on the gross or the operating side, correct?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

We are not changing that for the stand-alone company. When we combine the revenue, obviously, short-term, that issue would be different and when it's what its longer-term effect is, we're not prepared to say yet.

Chris Danely - JPMorgan - Analyst

Sure. And then what do you guys forecast as the growth rate of the SMSC division going forward? Do you see that as accretive to the overall Microchip revenue growth rate?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I think that would be trying to guide only what their growth is right now, which we should not do. So you should ask that question to SMSC management and you can do your own ratios. But for me to answer that question today would not be appropriate.

Chris Danely - JPMorgan - Analyst

Okay. I guess I'll try a different tack then. So their gross margins really aren't much different from yours, so you probably won't get too much push-back there. However, the operating margins of SMSC are, I think, 20 points or even maybe a little more than that below Microchip's. So can you give us confidence or what gives you confidence that you can give those operating margins close to the corporate average like you've done with SST, or the Telcom acquisition or your other acquisitions?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So we did a lot of diligence on that and we are fairly confident that we will substantially improve it. What the final mix would be today I don't really know. It would be premature. But we will -- we have improved the operating margin of every business we have bought private to public company substantially.

Chris Danely - JPMorgan - Analyst

Okay, thank you.

Operator

John Pitzer, Credit Suisse.

John Pitzer - Credit Suisse - Analyst

Steve, have you guys had enough time to kind of identify sort of the key personnel in SMSC? What kind of advantage do you have with other senior management or other key people that you've identified at the company?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So you know, some and some. There is only X number of people you can meet and bring into the deal before the deal can spill out in the marketplace. And when that does, then the deal becomes undoable because of stock jumps or whatever.

So, the professionalism on this deal from both Microchip's side and from SMSC, and all the other related parties -- the lawyers, the representatives, the auditors, the tax people and others, just have been phenomenal. There was just not a word out there. There was no movement in stock leading up to it of either of the Companies. So that's the professional way we do these things and we were able to accomplish here.

And in trying to achieve that goal sometimes you sacrifice a little bit how many people you can talk to, going down to the key people. That process will begin now. I will be in their facility in New York on Monday and in Austin on Tuesday. And start to meet the key people and start to do all that. And I think, again, our record in being able to maintain the key talent in the past has been great and should not be different here.

John Pitzer - Credit Suisse - Analyst

And then, Steve, as a follow-up, you've talked about sort of customer end market and product synergies or at least given us some color. I'm kind of curious -- distribution synergies between yourselves and SMSC, if there are any?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So on the distribution front, you know we have 60% of our business in distribution and I believe they are in the 25, 30 range, because they have a lot of direct business in automotive and some other consumer markets. But they have an horizontal piece -- about 30% of their business through distribution. And, Microchip has many common distributors between them and us. So, together, there again, I think there is some synergy with our horizontal reach. It's possible to actually expand the distribution business, portion of the business in distribution, which often leads in a broader customer base, higher-margin, better mix and all that.

John Pitzer - Credit Suisse - Analyst

Perfect. Thank you.

Operator

JoAnne Feeney, Longbow Research.

JoAnne Feeney - Longbow Research - Analyst

A question on the longer-term strategic applications of the acquisition. So obviously, near-term, you'd be just selling the products as they are longer-term. Are you planning to do kind of integrated silicon solutions or system in package solutions? And how long do you think that would take to roll out?

And then secondly, with their specialized microcontrollers, I would assume they sell them for particular applications. Would you envision making those in some way customizable of layering your own development tools on top of them? Would that be something that would be possible that you think would be -- add value to the acquisition?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

You know, all that is possible. So, the first step really would be that many of their design teams are working on building a very similar IP that we would be. So take a technology node, advanced technology node in a foundry. They would be working on trying to prove out a flash panel. They would be developing all the analog blocks. They will be developing the I/O's and pads and building a test chip to test it out.

They have to integrate a lot of the IPs, the USB, the ethernet, the various I/O's and all of that. For our microcontrollers, we have to do the same. Always a very, very lots of overlap.

So then we are building an end microcontroller in which we are adding our core and taking it to the general purpose market. In their case, they are adding an ARM core, actually their two products, in some there is ARM core, some of them there's our core, but a lot of the newer products have an ARM core. And but they are developing very similar peripherals.

So I think the first point of synergy really is that our design teams can cooperate and really build those cores together, where you build this block and I build that block and we both use it. We can take some of the microcontrollers, specialized microcontroller, and I think in some cases, maybe without any change ,can introduce to our horizontal market. So there's a lot of synergy in that development.

But at the end of the day, they will have to add some special stuff to customize it for their vertical market. And we have to add some stuff to really make it horizontal. So the development tools challenge is probably the larger for us, because we've got to sell it to thousands of customers.

And then your question, will we have development tools available for their products? That's something that we will figure out in the coming months.

JoAnne Feeney - Longbow Research - Analyst

Okay. And can you give us a sense of whether or not your team, your design teams, are designing to the same sets of manufacturing nodes? Is there enough overlap there? Or how much overlap is there?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Yes. So basically, they're using SST technology in the foundries. So and they're using very similar nodes that we are developing. The advanced nodes that we're working on are very similar to the advance nodes that they're working on.

JoAnne Feeney - Longbow Research - Analyst

Okay, perfect. Thank you.

Operator

Blayne Curtis, Barclays.

Blayne Curtis - Barclays Capital - Analyst

Just to follow-up -- you kind of already answered this, but obviously no product overlap. The customer overlap seems small. Maybe just, Steve, you talk about designwise, how many of their designs is there a similar product into or analog that's on the same board where you would have cross-selling opportunity?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I'd like to correct. I'm not sure the customer overlap is small. We do business with a lot of similar customers but they have much larger business in those customers versus what Microchip does. But I wouldn't say the customer overlap is small.

Do you want to add to that, Ganesh?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

Oh, I think that's correct. To your question of how many of their systems have -- we know it's a reasonably high number. We just don't have an exact number to give you today -- there are analog microcontroller and memory selling -- or cross-selling opportunities on many of the same platforms at their end.

Blayne Curtis - Barclays Capital - Analyst

I got you. And then just -- I know you don't want to sign up for cost synergies and I get it. Maybe if you'd just talk about it. Seems like, if I get your comments right, on the front-end, it doesn't seem like there -- you wouldn't bring an internal. Maybe if you could just talk about if there would be opportunities on the back end? Or just whether you've identified certain areas but just don't want to talk about them right now?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, so in the fab area, obviously, their products are more leading edge than many of those. We do the same leading-edge technologies in the foundries but the products will not come internally. But I mentioned earlier that there could be synergies in the assembly and test area. There could be synergies in the logistics, synergies in operational planning and customer service, and all that kind of stuff serving to the same customers. And they're just as global as we are. They've got those people all over Asia. They've got people in Europe; they've got people here. And certainly if you're calling on similar customers, there is synergy there.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

And they'll be purchasing synergies as well for a lot of these items.

Blayne Curtis - Barclays Capital - Analyst

Great, thanks guys.

Operator

Doug Freedman, RBC Capital Markets.

Doug Freedman - RBC Capital Markets - Analyst

Thanks for taking my question, guys, and congratulations on the deal. It looks like another great project for you. If I look at how long do you think this is going to take from an integration start to finish, you've been pretty good on executing on your past deals. What's your timeline here?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

We're not prepared to give you one today.

Doug Freedman - RBC Capital Markets - Analyst

All right. Have you looked into or can you share with us what the -- some of your acquisition-related costs are? Maybe some of the intangibles or the tax impacts that you might see as a result of this deal?

Eric Bjornholt - Microchip Technology Inc. - VP and CFO

No, we aren't ready to share that at this time, Doug.

Doug Freedman - RBC Capital Markets - Analyst

And I'll try one last one then before I go away. Any care to share how accretive you think this could be in its first or second year? When I run through the model, I'm coming up with a $0.10 to $0.12 for the first year and more than double that for the second.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Yes, we're not willing to comment on that either. You know, I think our preference would be that largely analysts continue to model us for the next quarter or two based on standalone Microchip business. It wouldn't change the June quarter. It wouldn't change the September quarter by much, depending on what time in the September quarter the deal closes.

With all the regulatory issues, it could go past the September quarter, because there is no guarantee -- China has to approve this deal for antitrust and it usually takes a little longer. So, rather than kind of muddying it up, you could really have an ultimate model or comment on in your notes and all that. But if you really merged that in the model, just like you do advise it, because there's no guarantee of when the deal closes.

Doug Freedman - RBC Capital Markets - Analyst

Great. Thanks so much for the color on what's required to get it cleared. That's very helpful. Thank you.

Operator

Cody Acree, Williams Financial.

Cody Acree - Williams Financial Group - Analyst

Steve, just curious on your thoughts, given the size of the acquisition of the cultural fit between the firms?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So, you know, every acquisition that Microchip has bought, when we have first gone in, people always tell us, well, our business is different and this can't be done here. We could buy a company with a 40% margin; we could buy a company that's losing money, like SST was, and all that. The first comment we hear from executives and others is, well, you guys are a great company but this doesn't work here.

And we have proven time and time again that our culture is transportable from the East Coast to the West Coast, from US to Europe to Asia. Our 7,000 or so employees around the world operate with a very similar culture. When we do every year, our guiding value surveys and people relate to that as the center of really how Microchip employees behave and operate to their customer, and to each other and to our suppliers and everything else.

So, there is always the task of taking a different culture and molding into the Microchip culture. And we have done it well and this is a larger one compared to before. But we will have many more people involved in it than we have had in any other acquisition before. So we're very comfortable with the challenge to take this on.

Cody Acree - Williams Financial Group - Analyst

Great. And then maybe, Eric, any help with dipping into the credit line and the expense you might incur with that?

Eric Bjornholt - Microchip Technology Inc. - VP and CFO

Well, so we aren't prepared to give any information in terms of how much of the credit line we're going to use. But the credit line has a very low borrowing rate. So, it's 1.75% or 2%. So it's very low. (multiple speakers) We'll share more as we learn more about how the deal will actually end up closing. And as we get to end of the closing, we'll share that information with the Street.

Cody Acree - Williams Financial Group - Analyst

Great, thanks. Good luck.

Operator

Suji De Silva, ThinkEquity.

Suji De Silva - ThinkEquity LLC - Analyst

Hello, Steve, Ganesh -- congratulations on the deal. A couple of questions on the longer-term synergies here. I'm just trying to understand how likely it is that because of SMSC's MOST proposition that you can sweep in microcontroller sales into autos? I would think those decisions are made relatively independently. Maybe you can help clarify how that would play out longer-term?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

In some cases, they are. In other cases, it's just the timeline on which you engage. The MOST bus, as I said, is an architectural decision that is made not just at the tier ones, but often at the OEMs. And so it gives you insight on how that platform is going to evolve, and what the opportunities are going to be on it, and a headstart on how you position the rest of your product line to go with that architectural choice.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

If I give you a little different way of looking at it by giving you an example in the technology world. When we bought the SST acquisition, one thing it did for us is in the microcontroller technology, we usually had to wait before, till an advanced node was implemented in a foundry qualified, and then the foundry was marketing that node, and saying you can come and design with me on this particular technology, which will be often two years plus later than when SST began to develop that node at the foundry.

And what that acquisition did for us was move Microchip's access to that technology by two years-plus. So today, we're in the leading pack of really developing these nodes at the foundries with SST, and having our microcontroller panels and test chips and all that being developed at the same time. So now if you take that analogy to the automotive, from where we stand, we will see things like MOST and CAN bus and all that come down the pike. And years later, it's in the market and we say what can we design around it?

And this gives us access years ahead of time when the next generation MOST is being defined, because SMSC's people are talking to customers at that level with OEMs and defining it. And they are delivering, working prototypes, working -- reference designs on which, in some cases, there are competitive microcontrollers. And they would be putting Microchip's microcontrollers and giving that functional chipset to a customer, a BMW or a Daimler or whoever.

You cannot underestimate the value of that. That synergy takes time, and many of these things are several years down the market in the automotive market. A little faster probably in the wireless audio space, but this is what Microchip does with our acquisitions. I think some gains are harder to understand where it accelerates that access to these things many years at a time.

Suji De Silva - ThinkEquity LLC - Analyst

That helps a lot. And then on the wireless audio side, SMSC has a very strong position at Apple. Can you tell me how well you guys are positioned via the transaction in the Apple accessory market? And whether you need extended video to expand that opportunity? Thanks.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I don't think anybody as their customer is even allowed to verify that anybody does business with them. I can't even verify to you whether I do business with them.

Suji De Silva - ThinkEquity LLC - Analyst

Would you need to extend to video for that business to grow either organically or through acquisitions?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

I think there's plenty of headroom for audio, wireless audio to grow. The penetration is so low at this point in time and video may be something down the line, but today the focus is on the audio.

Suji De Silva - ThinkEquity LLC - Analyst

Thanks, guys. Good luck.

Operator

Craig Ellis, Caris and Company.

Craig Ellis - Caris & Company - Analyst

Thanks for taking the follow-up questions. First, Steve, you do guys do have a very successful track record with the deals that you've done. And I think part of that is likely due to the diligence that you conduct pre-deal. So can you give us insight into how long you were engaged talking with that SMSC? And was this a situation like SSTI, where the deal might have come to you? Or did you identify this and reach out prospectively?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So, that's a question for SMSC to answer. Whether they wish to answer who else may have been involved, who else they may have talked to, we certainly wouldn't have access to that. The proxy on this particular deal would be filed in the next, I believe, 12 business days. So that will have some timeline regarding when we engaged. So, previous to that, I actually wouldn't comment on it.

Craig Ellis - Caris & Company - Analyst

Okay. We'll look for that. And then switching gears, Ganesh, you mentioned that they've got products that are very much microcontroller-like. How big is that business? And how long does it take you to take that functionality and to leverage it into the horizontal model that Microchip has built over time?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

Again, on the second question, it's not an overnight thing to take their products and have it positioned in the horizontal markets. It will take us some time. There may be some roadmap modifications that we might need to do.

In terms of the size of the business, I think a big portion of (multiple speakers) --

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I think on the size of the business, we're not prepared to break down their business any more than their management has chosen to do for their investors.

Craig Ellis - Caris & Company - Analyst

All right. Well, thanks for that, guys.

Operator

We have no further questions at this time.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Okay, thank you very much. And we'll see you on the road at some of the conferences coming up this quarter and next quarter. And otherwise, we'll talk to you in the next earnings call. Thank you.

Operator

That does conclude today's conference. We thank you for your participation.

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Forward-Looking Statements

The statements about the completion and effects of the proposed Merger, and all other statements in the foregoing transcript other than historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of business, economic, legal and other risks that are inherently uncertain and difficult to predict, including, but not limited to: the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement (including obtaining regulatory clearances in the U.S. and other jurisdictions), any termination of the acquisition agreement, changes in demand or market acceptance of SMSC’s products and technology and the products and technology needs of its customers, changes in demand or market acceptance of Microchip’s products and the products of its customers; competitive developments; the costs and outcome of any current or future litigation involving Microchip, SMSC or the acquisition transaction; the effect of the acquisition on Microchip’s and SMSC’s existing relationships with customers and vendors and their operating results and businesses; the progress and costs of development of Microchip and SMSC products and the timing and market acceptance of those new products; Microchip’s ability to successfully integrate SMSC’s operations and employees and retain key employees; and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on its forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of the conference call related to the transcript or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

SMSC intends to file a proxy statement in connection with the acquisition transaction. Investors and securityholders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. Microchip, SMSC and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SMSC in connection with the acquisition transaction. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on July 11, 2011. Additional information regarding the directors and executive officers of SMSC is also included in SMSC’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on June 14, 2011. These documents are available free of charge at the SEC's web site at www.sec.gov and as described above.